Exhibit 10.2

EMPLOYMENT AGREEMENT (this “Agreement”) dated as of June 1, 2007, between AFFINION GROUP, INC., a Delaware corporation, (the “Company”) and THOMAS RUSIN (“Executive”).

WHEREAS, the Company is a wholly owned subsidiary of Affinion Group Holdings, Inc., a Delaware corporation (the “Parent”); and

WHEREAS, the Company desires to employ Executive and Executive desires to be employed by the Company; and

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Employment Period.

The initial term of Executive’s employment hereunder shall be for a period of three (3) years (the “Initial Term”) commencing on June 1, 2007 (the “Effective Date”) and ending on the third anniversary of the Effective Date, unless terminated earlier pursuant to Section 3 (the “Employment Period”); provided, however, that the Employment Period shall automatically be renewed for successive one (1) year terms upon the expiration of the Initial Term unless either party gives at least ninety (90) days’ written notice of its intention not to renew the Employment Period. Upon Executive’s termination of employment with the Company for any reason, he shall immediately resign all positions with the Company or any of its subsidiaries or affiliates.

Section 2. Terms of Employment.

(a) Position. During the term of Executive’s employment, Executive shall serve as President and Chief Executive Officer of the Company’s North American businesses and will perform such duties and exercise such supervision with regard to the business of the Company as are associated with such position, and perform such other duties as may be prescribed from time to time by the Chief Executive Officer of the Company. Executive shall report directly to the Chief Executive Officer of the Company.

(b) Duties. During the term of Executive’s employment, Executive agrees to devote all of his business time to the business and affairs of the Company and to use Executive’s reasonable best efforts to perform faithfully, effectively and efficiently his responsibilities and obligations hereunder. Notwithstanding the foregoing, nothing herein shall prohibit Executive from (i) serving on civic or charitable boards or committees and (ii) managing personal investments, so long as such activities do not materially interfere with the performance of Executive’s responsibilities hereunder.

(c) Compensation.

(i) Base Salary. During the term of Executive’s employment, Executive shall receive an initial annual base salary in an amount equal to Two Hundred and Ninety Thousand Dollars ($290,000), less all applicable withholdings, which shall be paid in accordance with the customary payroll practices of the Company (as in effect from time to time, the “Annual Base Salary”). The Annual Base Salary shall be subject to annual review and increases, and the Annual Base Salary shall not be reduced without Executive’s consent, unless the reduction is related to a broader compensation reduction that is not limited to Executive and does not exceed 10% of his Annual Base Salary.

(ii) Bonuses. Beginning with fiscal year 2007, during the Employment Period, the Company shall establish a bonus plan for each fiscal year (the “Plan”) pursuant to which Executive will be eligible to receive an annual bonus (the “Bonus”). The Board or the Compensation Committee of the Board will administer the Plan and establish performance objectives for each year. In the event that the Company achieves target based on actual performance, Executive shall be entitled to receive a Bonus in an amount equal to 100% of Executive’s Annual Base Salary (“Target Bonus”). Subject to Section 4, Executive will be entitled to receive the Bonus only upon the Company’s achievement of the specified performance objectives and if Executive is employed on the last day of the applicable fiscal year. The Bonus shall become payable on or before March 15 following the end of the applicable fiscal year provided that the Board or Compensation Committee finally determines (x) that the Company has achieved the applicable performance objectives and (y) the amount of the bonus that shall be paid to each executive entitled to receive a bonus for the applicable fiscal year. If the Board or Compensation Committee has not made such final determination by March 15, the Bonus (if any) shall instead be paid as soon as practicable thereafter.

(iii) Benefits. During the term of Executive’s employment hereunder, he shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable generally to other senior executives of the Company and shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company to the extent applicable generally to other senior executives of the Company. Notwithstanding anything in this Section 2(c)(iii) to the contrary, all benefit obligations are subject to guidance issued by the U.S. Department of Treasury under Section 409A of the Code. To the extent required, the Company may modify the benefits provided under this Section 2(c)(iii) to comply with such guidance.

(iv) Expenses. During the term of Executive’s employment, Executive shall be entitled to receive reimbursement for all reasonable business expenses incurred by Executive in performance of his duties hereunder provided that Executive provides all necessary documentation in accordance with Company policy.

Section 3. Termination of Employment.

(a) Death or Disability. Executive’s employment shall terminate automatically upon Executive’s death. If Executive becomes subject to a Disability during the Term of Employment (pursuant to the definition of Disability set forth below), the Company may give Executive written notice in accordance with Sections 3(e) and 10(h) of its intention to terminate Executive’s employment. For purposes of this Agreement, “Disability” means (i) Executive’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) Executive is, by reason of any medically determinable physical of mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident or health plan covering employees of the Company.

(b) Cause. Executive’s employment may be terminated at any time by the Company for Cause. For purposes of this Agreement, “Cause” shall mean Executive’s (i) conviction of a felony or a crime of moral turpitude; (ii) conduct that constitutes fraud or embezzlement; (iii) willful misconduct or willful gross neglect; (iv) continued willful failure to substantially perform his duties as President and Chief Executive Officer of the Company’s North American businesses or (v) a material breach by Executive of this Agreement; provided that in the event of a termination pursuant to clause (iv) or (v), to the extent such failure to perform duties or material breach is subject to cure, the Company shall have notified Executive in writing describing such failure to perform duties or material breach and Executive shall have failed to cure such failure to perform or breach within 30 days after his receipt of such written notice.

(c) Termination Without Cause. The Company may terminate Executive’s employment hereunder without Cause at any time.

(d) Good Reason. Executive’s employment may be terminated at any time by Executive for Good Reason or without Good Reason upon 90 days’ prior written notice, provided, in the case of a termination for Good Reason, that Executive provides such notice within 60 days after the occurrence of the event giving rise to the termination for Good Reason. For purposes of this Agreement, “Good Reason” means voluntary resignation after any of the following actions taken by the Company or any of its subsidiaries without Executive’s consent: (i) any material failure of the Company to fulfill its obligations under this Agreement, (ii) a material and adverse change to, or a material reduction of, Executive’s duties and responsibilities to the Company, (iii) a reduction in Executive’s Annual Base Salary and Target Bonus (not including any diminution related to a broader compensation reduction that is not limited to Executive specifically and that is not more than 10% in the aggregate) or (iv) the relocation of Executive’s primary office to a location more than 35 miles from the prior location; provided that in the event of a termination pursuant to clause (i) or (ii), to the extent such failure, change or reduction is subject to cure, the Company shall have failed to cure such failure, change or reduction within 30 days after its receipt of Executive’s written notice.

(e) Notice of Termination. Any termination by the Company for Cause or without Cause, or by Executive for Good Reason or without Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 10(h). For purposes of this Agreement, a “Notice of Termination” means a written notice that (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date. The failure by Executive or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right of Executive or the Company hereunder or preclude Executive or the Company from asserting such fact or circumstance in enforcing Executive’s or the Company’s rights hereunder.

(f) Date of Termination. “Date of Termination” means (i) if Executive’s employment is terminated by the Company for Cause, without Cause or by reason of Disability, or by Executive for Good Reason or without Good Reason, the date of receipt of the Notice of Termination (in the case of a termination with or without Good Reason, provided such notice is in accordance with Section 3(d)) or any later date specified therein pursuant to Section 3(e), as the case may be and (ii) if Executive’s employment is terminated by reason of death, the date of death.

Section 4. Obligations of the Company upon Termination; Repurchase Rights.

(a) With Good Reason; Without Cause. If during the Employment Period, the Company shall terminate Executive’s employment without Cause or Executive shall terminate his employment for Good Reason, then the Company will provide Executive with the following severance payments and/or benefits:

(i) The Company shall pay to Executive in a lump sum, to the extent not previously paid, (i) the Annual Base Salary through the Date of Termination, and (ii) the Bonus earned for any fiscal year ended prior to the year in which the Date of Termination occurs, provided that Executive was employed on the last day of such year (“Accrued Obligations”); and

(ii) After the Date of Termination, the Company will pay Executive, in six quarterly installments commencing as of the Date of Termination, an aggregate sum equal to 100% of the sum of (x) Executive’s Annual Base Salary and (y) Executive’s Target Bonus.

Thereafter, the Company shall have no further obligation to Executive or his legal representatives.

(b) Death or Disability. If Executive’s employment shall be terminated by reason of Executive’s death or Disability, then the Company will provide Executive with the following severance payments and/or benefits: The Company shall pay Executive or his legal representatives (A) the Accrued Obligations; (B) a lump sum equal to 100% of Executive’s Annual Base Salary in the event his employment is terminated by reason of his Disability or death; and (C) the continuance of death or Disability benefits thereafter in accordance with the terms of such plans then in effect. Thereafter, the Company shall have no further obligation to Executive or his legal representatives.

(c) Cause; Other than for Good Reason.

(i) If Executive’s employment shall be terminated by the Company for Cause or by Executive without Good Reason, then the Company shall have no further payment obligations to Executive other than for payment of the Accrued Obligations. Thereafter, the Company shall have no further obligation to Executive other than any indemnification rights he may have pursuant to Section 9.

(ii) If Executive’s employment shall be terminated by the Company for Cause, then the Company or its designee shall have the right, but not the obligation, to repurchase all or any portion of any shares of common stock of Parent held by Executive (including any shares of Parent’s common stock received upon a distribution from any deferred compensation plan, any Restricted Shares or any common stock issuable upon exercise of any options held by Executive) in accordance with the provisions of the Management Investor Rights Agreement dated as of October 17, 2005 (the “Management Investor Rights Agreement”). The Company (or its designee) shall have the right to record the transfer of the shares of Parent’s common stock in connection with such purchase on its books and records without the consent of Executive.

(d) Company Repurchase Right. In the event of Executive’s death or his termination of employment for any reason other than Cause, the Company (or its designee) may, by written notice following such employment termination, elect to purchase all or any portion of any shares of common stock of Parent held by Executive (including any shares of the Parent’s common stock received upon a distribution from any deferred compensation plan, any Restricted Shares or any common stock issuable upon exercise of any options held by Executive) for Fair Market Value (as each such term is defined in the Management Investor Rights Agreement). The determination date for purposes of determining the Fair Market Value shall be the closing date of the purchase of the applicable shares. The closing date of the sale purchase pursuant to this Section 4(d) shall take place on a date designated by the Company or its designee, as applicable, in accordance with the provisions of the Management Investor Rights Agreement.

(e) Separation Agreement and General Release. The Company’s obligations to make payments under Sections 4(a) and 4(b) are conditioned on Executive’s or his legal representative’s executing a separation agreement and general release of claims against the Company and its affiliates (and their officers and directors) in a form reasonably acceptable to the Company.

Section 5. Restrictive Covenants.

Executive shall be subject to the restrictive covenants set forth in Annex I of the Management Investor Rights Agreement in accordance with its terms.

Section 6. Non-Disparagement.

During the period commencing on the Effective Date and continuing until the third anniversary of the Date of Termination, neither Executive nor his agents, on the one hand, nor the Company formally, its senior executives, or a member of the Board, on the other hand, shall directly or indirectly issue or communicate any public statement, or statement likely to become public, that maligns, denigrates or disparages the other (including, in the case of communications by Executive or his agents, any of the Company’s officers, directors or employees). The foregoing shall not be violated by truthful responses to legal process or governmental inquiry.

Section 7. Severance Payments.

In addition to the foregoing, and not in any way in limitation of any right or remedy otherwise available to the Company, if Executive violates any provision of Annex I of the Management Investor Rights Agreement or Section 6 hereof, any severance payments then or thereafter due from the Company to Executive shall be terminated immediately and the Company’s obligation to pay and Executive’s right to receive such severance payments shall terminate and be of no further force or effect.

Section 8. Executive’s Representations, Warranties and Covenants.

(a) Executive hereby represents and warrants to the Company and the Subsidiaries that:

(1) Executive has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and this Agreement has been duly executed by Executive;

(2) the execution, delivery and performance of this Agreement by Executive does not and will not, with or without notice or the passage of time, conflict with, breach, violate or cause a default under any agreement, contract or instrument to which Executive is a party or any judgment, order or decree to which Executive is subject;

(3) Executive is not bound by any employment agreement, consulting agreement, non-compete agreement that would prohibit Executive from entering into this Agreement, fee for services agreement, confidentiality agreement that would prohibit Executive from entering into this Agreement or any other similar agreement with any other Person;

(4) upon the execution and delivery of this Agreement by the Company and Executive, this Agreement will be a legal, valid and binding obligation of Executive, enforceable in accordance with its terms;

(5) Executive understands that Parent and the Company will rely upon the accuracy and truth of the representations and warranties of Executive set forth herein and Executive consents to such reliance.

(6) as of the date of execution of this Agreement, Executive is not in breach of any of its terms, including having committed any acts that would form the basis for a Cause termination if such act had occurred after the Effective Date.

(b) The Company and the Subsidiaries hereby represent and warrant to Executive that:

(1) the Company has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and this Agreement has been duly executed by the Company;

(2) the execution, delivery and performance of this Agreement by the Company does not and will not, with or without notice or the passage of time, conflict with, breach, violate or cause a default under any agreement, contract or instrument to which the Company is a party or any judgment, order or decree to which the Company is subject;

(3) upon the execution and delivery of this Agreement by the Company and Executive, this Agreement will be a legal, valid and binding obligation of the Company, enforceable in accordance with its terms; and

(4) the Company understands that Executive will rely upon the accuracy and truth of the representations and warranties of the Company set forth herein and the Company consents to such reliance.

Section 9. Indemnification.

The Company shall secure Directors’ and Officers’ liability insurance for the benefit of Executive on terms at least equal to those applicable to the other directors and officers of the Company (which insurance, for Executive, shall provide for advancement of defense costs) and shall indemnify Executive to the maximum extent permitted under the General Corporate Law of Delaware.

Section 10. General Provisions.

(a) Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable under any present or future law, and if the rights and obligations of any party under this Agreement will not be materially and adversely affected thereby, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction; furthermore, in lieu of such invalid or unenforceable provision there will be added automatically as a part of this Agreement, a legal, valid and enforceable provision as similar in terms to such invalid or unenforceable provision as may be possible. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

(b) Entire Agreement. This Agreement, the Management Investor Rights Agreement, the Parent’s 2005 Stock Incentive Plan, as amended and the option agreement between Parent and Executive embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way (including, without limitation, the Severance Agreement dated November 9, 2004 by and between the Company and Executive, any other employment, severance or change-in-control agreement or understanding).

(c) Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

(d) Successors and Assigns.

(i) This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.

(ii) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law, or otherwise.

(e) Governing Law. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF DELAWARE WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

(f) Enforcement.

(i) Arbitration. Except for the Company or its Affiliate’s right to obtain injunctive relief for violation of Sections 5 and 6 of this Agreement or Annex I or Section 7 of the Management Investor Rights Agreement, any controversy, dispute or claim arising out of or relating to this Agreement, or its interpretation, application, implementation, breach or enforcement which the parties are unable to resolve by mutual agreement, shall be settled by submission by either party of the controversy, claim or dispute to binding arbitration in New

York (unless the parties agree in writing to a different location), before a single arbitrator in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association then in effect. In any such arbitration proceeding the parties agree to provide all discovery deemed necessary by the arbitrator. The decision and award made by the arbitrator shall be final, binding and conclusive on all parties hereto for all purposes, and judgment may be entered thereon in any court having jurisdiction thereof. Each party shall bear its or his costs and expenses in any such arbitration and one-half of the arbitrator’s fees and costs; provided, however, that the arbitrator shall have the discretion to award the prevailing party reimbursement of its or his reasonable attorney’s fees and costs.

(ii) Remedies. All remedies hereunder are cumulative, are in addition to any other remedies provided for by law and may, to the extent permitted by law, be exercised concurrently or separately, and the exercise of any one remedy shall not be deemed to be an election of such remedy or to preclude the exercise of any other remedy.

(iii) Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

(g) Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and Executive and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall be construed as a waiver of such provisions or affect the validity, binding effect or enforceability of this Agreement or any provision hereof.

(h) Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, transmitted via telecopier, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated or at such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder and received when delivered personally, when received if transmitted via telecopier, five days after deposit in the U.S. mail and one day after deposit for overnight delivery with a reputable overnight courier service.

If to the Company, to:

Affinion Group, Inc.

c/o Apollo Management V, L.P.

9 West 57th Street

New York, New York 10019

Facsimile: (212) 515-3288

Attention: Marc Becker

with a copy to:

Affinion Group, Inc.

100 Connecticut Avenue

Norwalk, CT 06850

Facsimile: (203) 956-1206

Attention: General Counsel

If to Executive, to:

Executive’s home address most recently on file with the Company.

(i) Survival of Representations, Warranties and Agreements. All representations, warranties and agreements contained herein shall survive the consummation of the transactions contemplated hereby indefinitely.

(j) Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. All references to a “Section” in this Agreement are to a section of the Agreement unless otherwise noted.

(k) Construction. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

(l) Code Section 409A. Notwithstanding anything herein or elsewhere to the contrary, to the extent Executive or the Company notifies the other that this Agreement, the Management Investor Rights Agreement, any option agreement between Executive and Parent or the Stock Incentive Plan may result in Executive being subject to the penalties of Section 409A of the Code, Executive and the Company agree to negotiate (and the Company shall cause any affiliate to negotiate) in good faith alternatives to avoid such penalties.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

AFFINION GROUP, INC.

By:	/s/ Nathaniel J. Lipman
Name: Nathaniel J. Lipman
Title: President and CEO

THOMAS RUSIN

Signature:	/s/ Thomas Rusin